UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

E ENERGY ADAMS, LLC
 (Exact name of registrant as specified in its charter)

Nebraska	000-52426	20-2627531
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13238 East Aspen Road, Adams, Nebraska	68301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 988-4655

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The board of directors of E Energy Adams, LLC (the “Company”) is announcing its intent to engage in a reclassification and reorganization of the Company’s membership units. The proposed transaction will provide for the reclassification of the Company’s membership units into three separate and distinct classes.

If the proposed reclassification is approved by the Company’s members, we expect that each member of record holding 5 or more units will receive one Class A unit for each common equity unit held by such unit holders prior to the reclassification; each member of record holding 3 or 4 units will receive one Class B unit for each common equity unit held by such unit holders immediately prior to the reclassification; and our unit holders of record who hold 2 or fewer units will receive one Class C unit for each common equity unit held by such unit holders immediately prior to the reclassification.

If the Company’s members approve the proposed amendment to the Company’s operating agreement and the reclassification is implemented, the Company anticipates having fewer than 300 unit holders of record of its common equity units with the remaining approximately 600 unit holders split into two additional classes, which would enable the Company to voluntarily terminate the registration of its units under the Securities and Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC

June 30, 2008	/s/ Carl D. Sitzmann

Date	Carl D. Sitzmann, Chief Executive Officer